Exhibit 10.1

December 21, 2021

Miriam Paramore

Dear Miriam,

On behalf of OptimizeRx Corporation (the “Company”), we want to congratulate you on your upcoming retirement and thank you for your service as President & Chief Strategy Officer!

With a target retirement date of December 31, 2021 (“Retirement Date”), your Offer of Employment, dated July 17, 2017, as amended on September 10, 2018 and February 1, 2021 (your “Employment Agreement”) will terminate on the Retirement Date.

We would like to offer you a role as Advisor to the Company commencing on January 1, 2022 and ending on July 31, 2022 (the “Advisory Term”). The terms of your role as Advisor to the Company during the Advisory Term are outlined below.

Compensation: Salary, Bonus & Equity. Upon the Retirement Date, you will no longer be eligible to receive a base salary, nor participate in the Company’s executive bonus plan or the Company’s annual equity grant program.

As consideration for your role as Advisor, however, we would like to offer you the following: On July 27, 2017, you were awarded an Option to purchase 500,000 shares (166,667 shares after the 1 for 3 reverse stock split in 2018) of the Company’s common stock (“2017 Options”), which vests over a five year period, of which the final one-fifth (1/5), or 33,333 shares, vests on July 27, 2022 (“2017 Option Vesting Date”). In addition, on January 7, 2021, you were awarded an additional Option to purchase 24,093 shares (“2021 Options”), which vests over a three year period, of which the first one-third (1/3), or 8,031 shares, vests on January 7, 2022 (“2021 Option Vesting Date”). As compensation for your role as Advisor to the Company, the Company will allow for the continued vesting of your final one-fifth (1/5) of the 2017 Options through the 2017 Option Vesting Date and the continued vesting of your first one-third (1/3) of the 2021 Options through the 2021 Option Vesting Date, in accordance with the terms of the Third Amended and Restated 2013 Incentive Plan. In addition, you will be eligible to receive your full 2021 bonus in 2022.

Severance Pay: For the avoidance of doubt, you will not be eligible for a Severance Pay at the Retirement Date nor at the end of the Advisory Term.

Employee Benefits. Upon the Retirement Date, you will no longer be eligible to participate in the Company’s benefit programs offered to employees, including the 401(k) plan, group medical, dental and vision insurance as well as life, AD&D insurance, short and long-term disability benefits.

Responsibilities as Advisor. During the the Advisory Term, you will be responsible for the following:

1.	Continue to seek out and evaluate strategic opportunities, and stay engaged with external parties, including bankers, potential targets, and their respective adivisors, and discuss with/pass on to the CEO, CFO and/or any of their designees any and all information necessary for the Company to determine a possible transaction.

2.	Make general introductions to current and prospective customers and strategic partners to the CEO and CFO for continuity of relationships with the Company and networking purposes.

3.	Make introductions to current and prospective channel partners to the CEO, CFO, and/or any Company employees for continuity of relationships with the Company and networking purposes.

4.	Transition all work and due diligence activities to CFO around any active strategic mergers or acquisitions and be available to the Company for questions and advisory work as may be requested by the Company.

5.	Transition all activities to General Counsel around any active DEI strategies and be available to the Company for questions and advisory work as may be requested by the Company.

Working Hours. As an Advisor to the Company, you will determine your own working hours; however, the expectation is that any work will be as set forth in the above “Responsibilities as Advisor” as may be requested by the Company and you will not work more than forty (40) hours per month. If either party believes that more hours will be necessary, the parties will mutually agree to the number of hours to be worked.

Expense Reimbursement. We will reimburse you for all approved business expenditures including travel costs incurred by you during the Advisory Term pursuant to the terms of the Company travel policy.

Business Protection Agreement. The Business Protection Agreement executed by you on June 17, 2017 will remain in full force and effect during and after the Advisory Term in accordance with the terms set forth therein.

Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns, and be enforceable by you, except that you may not assign any rights or obligations under this Agreement. The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.

Entire Agreement. The terms set forth in this letter agreement and your signed Business Protection Agreement, states the terms of your Advisory role with the Company supersedes and cancels any prior oral or written representations, offers or promises made by the Company and any understandings or agreements, whether written or oral, between the Company and you.

If this offer is acceptable, please sign and date below and return one copy of this letter to the Company.

We thank you for your dedicated service to the Company over the past five years and look forward to our continued work with you as an Advisor to the Company!

With best regards,

/s/ William Febbo
William J Febbo
CEO

Acknowledged and agreed:

Miriam Paramore
Printed Name
/s/ Miriam Paramore	12/21/2021
Signature	Date